UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 31, 2008

Date of Report (date of earliest event reported)

THERMAGE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 23, 2008, Thermage, Inc. (“Thermage” or the “Company”) completed its acquisition of Reliant Technologies, Inc. (“Reliant”). In recognition of the efforts of certain individuals and contingent upon the successful completion and closing of the acquisition of Reliant, the Compensation Committee of the Company’s Board of Directors approved cash bonuses to Thermage’s named executive officers. The amounts of the cash awards, which were paid on December 31, 2008, are as follows:

Stephen J. Fanning President and Chief Executive Officer	$90,000
John F. Glenn Chief Financial Officer	$26,500
Clint Carnell Chief Operating Officer	$30,000

In addition, as previously reported, equity awards for Messrs. Fanning, Glenn and Carnell of 60,403, 17,786 and 20,135 restricted stock units, respectively, were made pursuant to the Company’s 2006 Equity Incentive Plan for long-term retention purposes. These restricted stock units will vest 100% on January 23, 2010, provided that the grantee remains a service provider to the Company through such date. Each unit represents the right to receive one share of our common stock on the date it vests. Additional terms and conditions of these restricted stock units are specified in Thermage’s 2006 Equity Incentive Plan and an agreement executed with the grantee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMAGE, INC.

Date: January 7, 2009	By:	/s/ John F. Glenn
John F. Glenn
Chief Financial Officer